CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to Fixed Charges
and Ratio of Earnings to Fixed Charges and Preferred Dividends	EXHIBIT 12 (i) (i)

		2008			2007		Year Ended December 31,

		3 Months Ended Sep 30	9 Months Ended Sep 30	12 Months Ended Sep 30	3 Months Ended Sep 30	9 Months Ended Sep 30	2007	2006	2005	2004	2003

	Earnings: ($000)
A.	Net income	$6,127	$22,065	$30,763	$6,105	$24,738	$33,436	$34,871	$35,635	$38,648	$38,875
B.	Federal and State Income Tax	4,346	15,212	20,506	4,161	15,032	20,326	21,528	23,936	28,426	26,981

C.	Earnings before Income Taxes	$10,473	$37,277	$51,269	$10,266	$39,770	$53,762	$56,399	$59,571	$67,074	$65,856

D.	Fixed Charges
	Interest on Mortgage Bonds	—	—	—	—	—	—	—	—	—	570
	Interest on Other-Long-Term Debt	4,926	15,064	20,114	4,616	13,603	18,653	16,425	13,826	11,488	10,699
	Other Interest	1,303	3,299	4,376	1,322	3,301	4,378	3,622	2,577	5,517	9,828
	Interest Portion of Rents(1)	218	660	935	206	623	898	818	835	954	768
	Amortization of Premium & Expense on Debt	244	732	975	236	720	963	991	1,043	1,066	1,159

	Total Fixed Charges	$6,691	$19,755	$26,400	$6,380	$18,247	$24,892	$21,856	$18,281	$19,025	$23,024

E.	Total Earnings	$17,164	$57,032	$77,669	$16,646	$58,017	$78,654	$78,255	$77,852	$86,099	$88,880

	Preferred Dividend Requirements:

F.	Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$727	$970	$242	$727	$970	$970	$970	$970	$1,387
G.	Less Allowable Dividend Deduction	(32)	(96)	(127)	(32)	(96)	(127)	(127)	(127)	(127)	(127)

H.	Net Subject to Gross-Up	210	631	843	210	631	843	843	843	843	1,260
I.	Ratio of Earnings before Income Taxes to Net Income (C/A)	1.709	1.689	1.667	1.682	1.608	1.608	1.617	1.672	1.736	1.694

J.	Preferred Dividend (Pre-tax) (H x I)	359	1,066	1,405	353	1,015	1,356	1,363	1,409	1,463	2,134
K.	Plus Allowable Dividend Deduction	32	96	127	32	96	127	127	127	127	127

L.	Preferred Dividend Factor	391	1,162	1,532	385	1,111	1,483	1,490	1,536	1,590	2,261
M.	Fixed Charges (D)	6,691	19,755	26,400	6,380	18,247	24,892	21,856	18,281	19,025	23,024

N.	Total Fixed Charges and Preferred Dividends	$7,082	$20,917	$27,932	$6,765	$19,358	$26,375	$23,346	$19,817	$20,615	$25,285

O.	Ratio of Earnings to Fixed Charges (E/D)	2.6	2.9	2.9	2.6	3.2	3.2	3.6	4.3	4.5	3.9

P.	Ratio of Earnings to Fixed Charges and Preferred Dividends (E/N)	2.4	2.7	2.8	2.5	3.0	3.0	3.4	3.9	4.2	3.5

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.